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                                                                 EXHIBIT 12

Exhibit 12 - Statement Regarding Computation on Ratio of Earnings in Fixed Charges (Amounts in thousands)

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                                                                                                                    Nine Months
                                                               Year Ended December 31,                                 Ended
                                          1991         1992             1993           1994          1995        September 30, 1996
                                      --------------------------------------------------------------------------------------------
Earnings
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Income (loss) before minority
 interest and extraordinary item        $  379      $(6,709)        (1) $6,612    (2) $11,581     (3) $20,826        $13,892

Interest                                 5,609        6,001              7,091         10,190          17,040         18,721
Less: interest capitalized
 during the period                        (245)         (92)              (730)        (2,724)         (5,048)        (2,072)
Amortization of deferred
 financing costs                            58          208                336            370             658            495
Interest portion of rental expense          95           93                 93             95              99             77
                                      --------------------------------------------------------------------------------------------
   Total Earnings                       $5,896      $  (499)           $13,402        $19,512         $33,575        $31,113
                                      --------------------------------------------------------------------------------------------

Fixed Charges
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Interest                                $5,609       $6,001             $7,091        $10,190         $17,040        $18,721
Amortization of deferred
 financing costs                            58          208                336            370             658            495
Interest portion of rental expense          95           93                 93             95              99             77
                                      --------------------------------------------------------------------------------------------
   Total Fixed Charges                  $5,762       $6,302             $7,520        $10,655         $17,797        $19,293
                                      --------------------------------------------------------------------------------------------

Ratio of Earnings to Fixed Charges       1.02x      (0.08)x              1.78x           1.83x           1.89x          1.61x

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(1) During 1992, the Company negotiated a discounted payoff of a mortgage loan secured by an apartment community, the excess of the amount owed for principal and interest over the amount paid to pay off the loan was recorded as an extraordinary item-gain on extinguishment of debt. The Company determined that the carrying value of the community was in excess of net realizable value. The excess of $10,284 was charged to write down of real estate assets and was recorded in the income (loss) before minority interest and extraordinary item. Consequently, the computation of the ratio of earnings to fixed charges for such year indicates that earnings were inadequate to cover fixed charges by approximately
    $6,801. If the non-cash write down of the apartment community was added back to earnings, the Company would have earnings in excess of fixed charges of $3,295.

(2) During 1993, the Company negotiated a discounted payoff of a mortgage loan secured by an apartment community, the excess of the amount owed for principal and interest over the amount paid to payoff the loan was recorded as an extraordinary item-gain on extinguishment of debt. The Company determined that the carrying value of the community was in excess of net realizable value. The excess of $1,361 was charged to write down of real estate assets and was recorded in the income (loss) before minority interest and extraordinary item.

(3) In connection with the repayment of existing indebtedness at the time of the initial public offering, prepayment penalties and lender participation (additional interest) totalling $2,594 were paid. Prior to the offering, an Executive Incentive Deferred Compensation Plan was canceled and the $2,639 that was funded by the Company was expensed during 1994.